Exhibit 4.2

FIRST AMENDMENT

TO

SECURED NON-NEGOTIABLE SUBORDINATED PROMISSORY NOTE

This First Amendment to Secured Non-Negotiable Subordinated Promissory Note (this “Amendment”) is entered into as of March 15, 2013, between ARI Network Services, Inc., a Wisconsin corporation (the “Issuer”), and Michael D. Sifen, Inc., a Virginia corporation (the “Holder”).

WHEREAS, the Issuer issued to the Holder that certain Secured Non-Negotiable Subordinated Promissory Note dated November 28, 2012, in the principal amount of $3.5 million (the “Note”), and as additional consideration therefor, the Issuer issued to the Holder Four Hundred Forty Thousand (440,000) shares of the Issuer’s common stock, par value $0.001 per share.

WHEREAS, the Issuer has entered into that certain Securities Purchase Agreement dated on or about the date hereof, between the Issuer and the purchasers identified on the signature pages thereto, including, without limitation, the Holder (the “Purchase Agreement”), and certain other Transaction Documents (as defined in the Purchase Agreement) contemplated thereby (the “Equity Raise Transaction”).

WHEREAS, in accordance with Section 2.2(b)(ii) of the Purchase Agreement, the Holder wishes to pay the Subscription Amount for the Shares and Warrant (as such terms are defined in the Purchase Agreement) purchased by the Holder under the Purchase Agreement, as reflected on the Holder’s signature page thereto, by forgiving and cancelling a portion of the outstanding Principal Amount of the Note and accrued and unpaid interest thereon in an amount equal to such Subscription Amount (i.e. $300,000).

WHEREAS, the Issuer and the Holder desire to amend the Note as set forth herein in accordance with Section 16 of the Note.

WHEREAS, in consideration for accepting the foregoing cancellation of indebtedness in lieu of payment of the Subscription Amount in cash, and for other good and valuable consideration, the receipt and sufficiently of which are hereby acknowledged and agreed, the undersigned hereby agree as follows:

1.

Definitions.

Any capitalized terms used by not defined herein shall have the meanings set forth in the Note.

2.

Prepayment.

In accordance with Section 3 of the Note, and notwithstanding anything therein to the contrary, as of the date hereof, the Issuer shall be deemed to have prepaid, and Sifen hereby forgives and cancels, a portion of the Note in an amount equal to $300,000, which amount shall first be applied to the amount of accrued and unpaid interest under the Note as of the date hereof, which amount the parties hereby agree is equal to $14,383.56, and then to the Principal Amount in an amount equal to $285,616.44.  Accordingly, as of the date hereof, the outstanding Principal Amount under the Note shall be $3,214,383.56.

3.

Representations and Warranties.  As of the date hereof, the Issuer and the Holder hereby reaffirm their respective representations, warranties and covenants under Sections 9 and 10 of the Note, as amended by this Amendment.

4.

Section 9.

Effective as of the Issue Date, the Note is hereby amended by adding a new Section 9(d) to the Note, which shall read in its entirety as follows:

(d)

Business Combinations.  As of the date hereof, the Holder acknowledges and agrees that the Holder shall be subject to Sections 180.1140-180.1144 of the Wisconsin Business Corporation Law (as amended from time to time, the “WBCL”) as if the Issuer’s board of directors’ approval of the Note, the issuance of the Stock hereunder and any related amendment of that certain Rights Agreement dated August 7, 2003, by and between the Issuer and American Stock Transfer & Trust Company, as amended from time to time, was not granted.  Without limiting the generality of the foregoing, the Holder agrees that, for a period of three (3) years from the Final Advance Date, the Holder shall not, without the prior written consent of the Issuer’s board of directors, do anything in contravention or otherwise inconsistent with the foregoing sentence, including, without limitation, any of the following:

(i)

engage in any business combination (as defined in Section 180.1140 of the WBCL) or other similar transaction;

(ii)

make or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Issuer;

(iii)

make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Issuer or any of its securities or assets;

(iv)

form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing;

(v)

otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Issuer;

(vi)

disclose any intention, plan or arrangement inconsistent with the foregoing;

(vii)

advise, assist or encourage any other persons in connection with any of the foregoing;

(viii)

request the Issuer or any of the Issuer representatives, directly or indirectly, to amend or waive any provision of this paragraph; or

(ix)

take any action which might require the Issuer to make a public announcement regarding the possibility of an extraordinary transaction involving the Issuer or any of its securities or assets.

5.

Governing Law.  This Amendment shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law rules or provisions (whether the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

6.

Counterparts.  This Amendment may be executed and delivered by facsimile or portable document format (.pdf) in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Issuer and the Holder have caused this Amendment to be signed by their duly authorized officers as of the date first above written.

ARI NETWORK SERVICES, INC.

By: /s/ Roy W. Olivier
Roy W. Olivier
President and CEO

MICHAEL D. SIFEN, INC.

By: /s/ Michael D. Sifen
Michael D. Sifen, Chief Executive Officer

[Signature Page to First Amendment to Secured Non-Negotiable Subordinated Promissory Note]